Exhibit 10.18
LEASE
     This Lease (“Lease”), dated as of August___, 2005, is between PROPERTY COLORADO OBJLW ONE CORPORATION, an Oregon corporation (“Landlord”), by its agent, Clarion Partners, LLC, and LIFELINE THERAPEUTICS, INC., a Colorado corporation (“Tenant”):
WITNESSETH:
Landlord and Tenant hereby agree as follows:
1. DEFINITIONS
     A. “Base Operating Costs” shall mean Tenant’s Pro Rata Share of Operating Costs during 2005. “Base Real Estate Taxes” shall mean Tenant’s Pro Rata Share of Real Estate Taxes assessed for calendar year 2005.
     B. “Base Rent” shall mean the following for the periods indicated:

Period in Term	Base Rent
8/8/05 - 11/30/05	$35,688.00 (prepaid)
12/1/05 - 7/31/06	$9,560.00 per month
8/1/06 - 7/31/07	$9,799.00 per month
8/1/07 - 7/31/08	$10,038.00 per month
     C. “Building” shall mean the building shown on Exhibit “A”, containing the Tower and the Retail Area, and within which the Leased Premises are located.
     D. “Greenwood Plaza South” shall mean the area developed or to be developed and shown on Exhibit “I”.
     E. “Improved Area” shall mean the real property located in Arapahoe County, Colorado, described and shown on Exhibit “A”, attached hereto, including the Building and any and all other buildings, other than those built for lease, existing or to be constructed thereon, all land thereunder and all appurtenances thereto, such as entries, sidewalks, curb areas, garage complexes, driveways, and landscaped areas.
     F. “Lease Commencement Date” shall mean August 8, 2005.
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     G. “Lease Term” shall mean the period beginning on the Lease Commencement Date and ending on July 31, 2008.
     H. “Leased Premises” shall mean the right to use the interior space of the Tower portion of the Building known as Suite 1970 shown on Exhibit “B”, attached hereto, containing approximately 5,736 rentable square feet on the nineteenth floor, plus the appurtenant right to use, in common with others, the entries, sidewalks, curb areas, driveways, garage complexes, and other public portions of the Improved Area.
     I. “Permitted Purpose” shall mean use of the Leased Premises for general office purposes and purposes incidental thereto, unless otherwise agreed to in writing by Landlord in its full and sole discretion.
     J. “Rent” shall mean Base Rent, Tenant’s Pro Rata Share of Operating Costs in excess of Base Operating Costs, Tenant’s Pro Rata Share of Real Estate Taxes in excess of Base Real Estate Taxes, and any other amounts payable by Tenant to Landlord under this Lease.
     K. “Retail Area” shall mean the area of the Building shown on Exhibit “A”.
     L. “Tenant’s Broker of Record” shall mean Rare Space, Inc.
     M. “Tenant’s Pro Rata Share” shall mean 1.2526 % calculated by dividing Tenant’s Total Square Footage by the Total Square Footage of the Tower.
     N. “Tenant’s Total Square Footage” (approximately 5,736 rentable square feet) shall mean the sum of the square footage in the Leased Premises, an allocated portion of common area square footage on Tenant’s floor and an allocated portion of the square footage of the remaining common areas in the Tower. Calculation of such allocated square footage will be done by Landlord on a reasonable basis consistently applied. If such calculation is later discovered to be in conflict with the approximate square footage stated herein above, this lease shall be amended to conform to such calculation.
     O. “Total Square Footage of the Tower” shall mean 457,919 rentable square feet; provided, however, if there is a change in the aggregate rentable area of the Tower as the result of an addition to the Tower, partial destruction of the Tower, modification of the Tower design, re-measurement by Landlord, or other cause which results in a reduction or increase in the rentable area of the Tower, Landlord shall make adjustments in the Total Square Footage of the Tower to reflect any such change.
     P. “Tower” shall mean the portion of the Building shown on Exhibit “A”.
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2. USES
     A. Tenant agrees to continuously use and occupy the Leased Premises for the Permitted Purpose only, and for no other purpose whatsoever. Tenant covenants to comply with all applicable statutes, laws, ordinances, regulations and rules and any recorded document affecting the Leased Premises and the Building. Tenant shall not do or permit anything to be done in or about the Leased Premises or the Building which will in any way (i) increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents; (ii) injure the Building; (iii) constitute waste of the Leased Premises or the Building; or (iv) be a nuisance, public or private, or menace to other tenants of the Building, or anyone else.
     B. Tenant agrees that it has determined to Tenant’s satisfaction that the Leased Premises can be used for the Permitted Purpose. If Landlord determines, in its reasonable opinion, that the Leased Premises cannot be used for the Permitted Purpose at any time during the Lease Term, either Landlord or Tenant shall have the option to terminate this Lease. If Landlord fails to exercise such option, Tenant shall have the right to use the Leased Premises for any other remaining lawful purpose, for so long as the Leased Premises are then capable of accommodating such uses.
3. RENT
     A. On the Lease Commencement Date Tenant shall pay to Landlord at the address set forth below the Base Rent due for the period beginning on the Lease Commencement Date through November 30, 2005. Beginning on December 1, 2005, Tenant shall pay to Landlord on the first day of each calendar month during the term of this Lease, at the mailing address as designated from time to time by Landlord and without deduction or setoff (unless authorized by this Lease), the Base Rent, any other charges provided for in this Lease, Tenant’s Pro Rata Share of Operating Costs allocated to the Tower and described in paragraph 3B below which exceed the Base Operating Costs, and Tenant’s Pro Rata Share of Real Estate Taxes (as described in paragraph 3C below) which exceed Base Real Estate Taxes. Rent for any fractional calendar month shall be that proportion of the Rent which the number of days during such month bears to the total number of days in such month. Rent not paid by the fifth day of the month shall be subject to a late charge of three percent (3%) per month of the amount due. For purposes of this paragraph and until directed to do otherwise, Tenant shall mail all payments required to be paid under this Lease to the following address:
c/o Property Colorado OBJLW One Corporation
P. O. Box 5037, Unit #78
Portland, Oregon 97208
     B. Operating Costs shall mean all expenses, costs and disbursements made or required to be made by Landlord because of or in connection with the maintenance, repair (except to the extent Landlord is reimbursed by insurance proceeds), and operation of the
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Improved Area, including, but not limited to, use, sales, and any other taxes (except income taxes) based on rents; the cost of all risk property insurance, including earthquake and flood, and general liability insurance, including Landlord’s estimated fair market cost, not to exceed ISO (Insurance Services Office) Manual Rates, for any of such risks against which Landlord elects to self insure; costs incurred by Landlord to comply with federal, state or local laws regarding hazardous materials; utilities not separately metered to individual tenants; costs of leasing or amortization of energy reduction devices and systems, except those included in the initial Building specifications; maintenance; repairs; janitorial service, operating supplies, property management; Building services; snow removal; landscaping; rubbish removal; tools and equipment used for the daily operation of the Improved Area; air conditioning, heating and elevator repair and maintenance; maintenance and repair of garage complex; security; property management fees; management and maintenance personnel’s wages, payroll taxes, welfare and disability benefits reasonably incurred in the operation of the Improved Area. Operating Costs shall not include monies spent for income tax accounting, expenses resulting from negligence of Landlord; expenses and costs associated with the operation of Landlord’s business organization; legal fees; space planning fees; permit, license and inspection costs incurred with respect to installation of tenant or other occupants’ improvements; real estate brokerage commissions; decorating fees; advertising costs associated with development and leasing of the Building; bad debt or rent losses of Landlord; fines, penalties, interest or other charges paid by Landlord to any other tenant or third party; overhead and profit increment paid to Landlord or subsidiaries or affiliates of Landlord for goods and services in or to the Building to the extent the same exceed the costs of such goods and services rendered by unaffiliated third parties on a competitive basis; costs arising from latent defects in the base, shell or core of the Building or improvements installed or repaired by Landlord; interest, depreciation or expenditures of a capital nature, except to the extent that such expenditures are made for the purpose of (i) reducing energy costs, maintenance costs or other Operating Costs, (ii) extending the life of or otherwise maintaining or replacing a component of any improvements on the Improved Area, or (iii) complying with any governmental laws, regulations or ordinances which were not required as of the date of this Lease; provided, however, Landlord shall amortize the costs of such equipment, improvements or alterations on a straight line basis over the useful life of the equipment, improvements, or alterations and only that portion amortized during the calendar year in questions shall be included in Operating Costs. Operating Costs shall be reasonably allocated between the Tower and the Retail Area. Also, if Landlord constructs any other buildings for lease within the boundaries of the Improved Area, Operating Costs, exclusive of those incurred directly for the Building hereunder and such other buildings, shall be reasonably allocated between the Building hereunder and such other buildings. The determination of Operating Costs and their allocation shall be in accordance with generally accepted accounting principles applied on a consistent basis. If the Building and other buildings located on the Improved Area are not fully rented during all or a portion of any calendar year, Landlord shall make an appropriate adjustment of the Operating Costs for such year, employing sound accounting and management principles, to determine the amount of Operating Costs that would have been paid or incurred by Landlord had all such buildings been one hundred percent (100%) rented, and the amount so determined shall be deemed to have been the amount of Operating Costs for such year.
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     Operating Costs allocated to Tenant shall not reflect any type or degree of service or duty performed by or through Landlord for any other tenant which is not required to be performed for Tenant under this Lease which results in a cost in excess of the services or duties required to be provided by Landlord under this Lease.
     C. Real Estate Taxes shall include, but not be limited to, all real property taxes and assessments, personal property taxes levied on the Improved Area and equipment, fixtures, and other property of Landlord located therein and used in connection with the operation thereof, and any other taxes imposed by any federal, state, county, municipal, or other governmental entity, whether assessed against Landlord and/or Tenant (except any net income tax or estate, inheritance, or succession tax payable by Landlord), and the cost to Landlord of contesting the amount or validity or applicability of any such taxes. Real Estate Taxes shall be reasonably allocated between the Tower and the Retail Area. Also, if Landlord constructs any other buildings for lease within the boundaries of the Improved Area, Real Estate Taxes shall be reasonably allocated between the Building hereunder and such other buildings. The determination of Real Estate Taxes and their allocation shall be in accordance with generally accepted accounting principles applied on a consistent basis.
     D. During December of each calendar year or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s estimate of Tenant’s Pro Rata Share of Operating Costs which exceed Base Operating Costs and Landlord’s estimate of Tenant’s Pro Rata Share of Real Estate Taxes which exceed Base Real Estate Taxes payable hereunder for the ensuing calendar year.
     On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one twelfth (1/12) of such estimated amounts, provided that if such notices are not given in December, Tenant shall continue to pay on the basis of the prior year’s estimates until the month after such notices are given. If at any time it appears to Landlord that Tenant’s Pro Rata Share of Operating Costs or Tenant’s Pro Rata Share of Real Estate Taxes payable hereunder for the current calendar year will vary from its estimate by more than twenty per cent (20%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.
     E. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as is reasonably practicable, Landlord shall deliver to Tenant a statement of additional Rent for Operating Costs and additional Rent for Real Estate Taxes payable hereunder for such calendar year. If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit the excess to the next succeeding monthly installment of Rent. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. There shall be no reimbursement or allowance to Tenant if Operating Costs or
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Real Estate Taxes for any calendar year are less than the amounts designated as Base Operating Costs or Base Real Estate Taxes.
     F. If, for any reason other than the default of Tenant, this Lease shall terminate on a day other than the last day of a calendar year, the additional Rent for Operating Costs and/or Real Estate Taxes payable by Tenant applicable to the calendar year in which such termination shall occur shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such date of termination bears to three hundred sixty-five (365).
     G. Landlord shall, upon Tenant’s written request, deliver to Tenant a written accounting showing how Operating Costs and Real Estate Taxes were calculated for the past year (except Base Operating Costs and Base Real Estate Taxes). Tenant may object to the statement of Operating Costs and Real Estate Taxes for the past year only if Tenant does so in writing to Landlord within ninety (90) days of Tenant’s receipt of Landlord’s statements of Tenant’s Pro Rata Share of Operating Costs and Tenant’s Pro Rata Share of Real Estate Taxes. In the event of a timely objection made by Tenant, Tenant and Landlord agree to cooperate in good faith to resolve any such objection. The foregoing notwithstanding, Tenant shall in no way be relieved of its obligation to pay Tenant’s Pro Rata Share of Operating Costs or Tenant’s Pro Rata Share of Real Estate Taxes as calculated by Landlord during the period in which it is cooperating with Landlord to resolve any objections as provided herein. Notwithstanding anything contained in this Article 3 to the contrary, express or implied, rent payable by Tenant shall in no event be less than the Base Rent specified in Section 1(b), as adjusted from time to time pursuant to this Lease.
     H. Tenant or Tenant’s representative (who shall be a certified public accountant who is not paid on a commission basis), at Tenant’s expense, shall have the right during normal business hours to examine, review and audit Landlord’s and its agent’s books and records relating to items included in Operating Costs and Real Estate Taxes at Landlord’s offices or in such location where such records are maintained by Landlord; provided, however, unless Tenant shall complete said audit within one hundred twenty (120) days from the date of receipt of Landlord’s year-end statement (see Section 3.E above), Tenant shall forfeit its right to claim any adjustment to Tenant’s pro rata share of Operating Costs or Real Estate Taxes. In the event that Tenant’s review demonstrates any inaccuracy in the certification of Operating Costs or Real Estate Taxes, and Landlord concurs therein, any excess or deficiency owing to, or owed by, Tenant shall, as the case may be, be credited against the next installment(s) of Additional Rent due hereunder, or paid by Tenant with the next installment thereof. If there is a discrepancy in favor of Tenant of more than five percent (5%) of Operating Costs, Landlord shall reimburse Tenant for the reasonable cost of such audit. In all other cases, Tenant shall bear all costs incurred with respect to such audit.
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4. UTILITIES
     Landlord shall provide to the Leased Premises the following utility services: water, sewer, electricity. Utility charges for which separate billings are not available shall be treated as Operating Costs. If heat, light, water or any other utility services are supplied to and metered directly to the Leased Premises, Tenant shall pay the cost thereof, and make any required deposits related thereto. Separate additional charges may be made to Tenant, if Tenant, in Landlord’s reasonable judgment, makes excessive utility system demands where such services are not separately metered. Landlord does not warrant that any of the utility services will be free from interruption caused by Unavoidable Delay, as defined in Article 23 below.
     Landlord may, in its sole discretion, limit the number of telephone circuits available to Tenant based on a pro rata share calculated by multiplying the total number of circuits available to all tenants in the Building by Tenant’s Pro Rata Share. Landlord or its representative will cause the telephone circuits/lines to be connected in and/or to the Leased Premises at Tenant’s sole cost and expense.
     Upon the expiration or termination of this Lease, Landlord may, in its sole discretion, require Tenant to remove, at Tenant’s expense, all telephone, computer, data, or other such wiring associated with the Leased Premises to the point-of-connection, except such wiring which Tenant can demonstrate was not paid for and/or installed by Tenant. The point-of-connection shall be determined by Landlord. Tenant shall repair, or reimburse Landlord for the cost of repairing, any damage resulting from removal of such wiring.
5. SERVICES
     Landlord shall maintain all parking and common areas, which maintenance shall include lighting, gardening, cleaning, snow removal, sweeping, painting and window cleaning; and shall provide for the Leased Premises and the Building such other services, including, but not limited to, air-cooling, heating, replacement of building standard lamps as needed and the interior janitorial services listed on Exhibit “D”, as are necessary to maintain them in reasonably good order and condition. Landlord shall maintain and repair the exterior of the Building, its structural portions and the roof. The cost of such services shall be considered an Operating Cost. Any services provided to Tenant by Landlord which are not provided to other Tenants in the building shall be provided at Tenant’s expense.
     The Building HVAC system and lighting to the Leased Premises shall be furnished by Landlord during normal working hours (from 6:00 a.m. to 6:00 p.m. weekdays, and from 7:00 a.m. to 1:00 p.m. on Saturdays, legal holidays excepted), or at such other times as requested by Tenant, in which event Tenant shall pay the additional cost thereof. After hours HVAC is charged at market rate (currently $50.00 per hour) and after hours lighting is charged at market rate (currently $5.00 per hour). Charges are subject to change at Landlord’s discretion. The level of other services shall be that customarily provided by landlords of first-class buildings in the
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Denver, Colorado area. For purposes of this paragraph, “legal holidays” shall mean New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other national holidays as may hereafter be established by the United States government.
     Landlord shall not be liable in any event, nor shall Rent be abated, because of interruption of such services. Notwithstanding the foregoing, in the event of an interruption of services or utilities due to causes under Landlord’s reasonable control (i.e. such causes that Landlord could independently correct), and such interruption continues for more than five (5) business days, and provided that each such interruption makes the Leased Premises unsuitable for the operation of Tenant’s business therein, Tenant may equitably abate rent for the time period the Leased Premises are deemed unsuitable. In no event, however, shall Landlord be liable for consequential damages resulting from any interruption of services. In addition, a disruption of utility service caused by the negligence, acts or omissions by Landlord, its agents, contractors, servants, or employees shall not constitute a termination of this Lease, nor shall it constitute a constructive or actual eviction of Tenant.
6. INDEMNIFICATION AND INSURANCE
     A. Landlord, its agents, servants, employees, invitees, or contractors (each an “Indemnified Party”) shall not be liable to Tenant and Tenant hereby waives all claims against each Indemnified Party for any injury to or death of any person or damage to or destruction of property in or about the Leased Premises or the Building by or from any cause whatsoever, including without limitation, gas, fire, oil, electricity, or leakage of any character from the roof, walls, basement, or other portion of the Leased Premises or the Building, but excluding, however, the gross negligence or willful misconduct of any Indemnified Party of which gross negligence or willful misconduct Landlord has knowledge and reasonable time to correct. Landlord shall indemnify, defend, and hold harmless Tenant, its agents, servants, employees, invitees, or contractors (“Tenant Indemnified Parties”), from and against any and all expenses, including reasonable attorneys’ fees, imposed on Tenant Indemnified Parties, arising out of any injury or death of any person or damage to or destruction of property occurring in or on the Leased Premises caused by the Landlord’s gross negligence or willful misconduct. Except as to injury to persons or damage to property the principal cause of which is the gross negligence or willful misconduct of an Indemnified Party, Tenant shall indemnify, defend, and hold each Indemnified Party harmless from and against any and all expenses, including reasonable attorneys’ fees, in connection therewith, arising out of any injury to or death of any person or damage to or destruction of property occurring in, on, or about the Leased Premises, or any part thereof, from any cause whatsoever. Landlord agrees to indemnify, defend, and hold each Tenant Indemnified Party harmless from and against any claim, loss, or expense arising out of injury, death or property loss or damage occurring in the common areas of the Building, except where the principal cause of such injury, death, or property loss or damage is the gross negligence or willful misconduct of a Tenant Indemnified Party. Tenant shall indemnify, defend, and hold harmless each Indemnified Party from and against any and all expenses, including reasonable
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attorneys’ fees, imposed on any Indemnified Party, arising out of any injury or death of any person or damage or destruction of property occurring in or on the common areas of the Building caused by Tenant’s gross negligence or willful misconduct.
     B. Tenant, at Tenant’s expense, agrees to keep in force during the Term of this Lease and any extensions thereof the following insurance policies:
     (1) Liability Insurance. Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Leased Premises and the Building. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	2,000,000
Products/Completed Operations Aggregate	1,000,000
Personal and Advertising Injury Liability	1,000,000
Fire Damage Legal Liability	50,000
Medical Payments	5,000
Any general aggregate limit shall apply on a per location basis. Tenant’s commercial general liability insurance shall name Landlord, its trustees, officers, directors, members, agents, employees, Landlord’s representatives, and Landlord’s mortgagees as additional insureds. This coverage shall include blanket contractual liability, broad form property damage liability, premises-operations and products-completed operations, and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.
     (2) Business Automobile Liability Insurance. Tenant shall carry business automobile liability insurance covering owned, hired, and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence.
     (3) Worker’s Compensation and Employer’s Liability Insurance. Tenant shall carry workers’ compensation insurance in accordance with the laws of the state in which the Leased Premises are located and employer’s liability insurance in an amount not less than $1,000,000.
     (4) Umbrella/Excess Liability Insurance. Tenant shall carry umbrella/excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:
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Each Occurrence	$5,000,000
Annual Aggregate	$5,000,000
These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required herein. Such excess liability policies shall name Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives as additional insureds.
     (5) Property Insurance. All risk property insurance including theft, sprinkler leakage, and boiler and machinery coverage on all of Tenant’s trade fixtures, furniture, inventory, and other personal property in the Leased Premises, and on any alterations, additions, or improvements made by Tenant upon the Leased Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory, and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Leased Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Leased Premises.
     (6) Business Income Insurance. Tenant shall carry business income and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this lease for a period of twelve (12) months.
     C. All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least “A-X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery of possession of the Leased Premises and ten (10) days following each renewal date. Certificates of insurance shall include an endorsement for each policy showing that Landlord, its trustees, officers, directors, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives are included as additional insureds on liability policies and that Landlord is loss payee for property insurance as stated in Section 6.B.(5) above. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord. In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within ten (10) days following Landlord’s request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and
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payable upon written invoice thereof. The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Article 7 (Waiver of Subrogation) below. Any deductibles selected by Tenant shall be the sole responsibility of Tenant. Tenant insurance requirements stipulated in Section 6.B. above are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits as industry standards change.
     D. Should Tenant engage the services of any contractor to perform work in the Leased Premises, Tenant shall ensure that such contractor carries commercial general liability (including completed operations coverage for a period of three (3) years following completion of the work), business automobile liability, umbrella/excess liability, worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Contractor shall name Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives as additional insureds on the liability policies required hereunder. All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least “A-X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Leased Premises. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord. The foregoing requirements shall apply equally to any subcontractor engaged by contractor.
     E. Landlord shall procure and maintain the following:
     (1) Property Insurance. All risk property insurance on the Property. Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Leased Premises or any alteration, addition, or improvement which Tenant may make upon the Leased Premises. In addition, Landlord may elect to secure and maintain rental income insurance. If the annual cost to Landlord for such property or rental income insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increased cost.
     (2) Liability Insurance. Commercial general liability insurance, which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured on any policy of liability insurance maintained by Landlord.
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     (3) Other Insurance. In addition, Landlord may elect to secure any other policies that Landlord deems necessary. Landlord may elect to self-insure for the coverage required under this section.
     (4) Cost of Landlord’s Insurance. Insurance premiums paid hereunder shall be a portion of the Operating Costs described in Section 3.B. hereof.
7. WAIVER OF SUBROGATION
     Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Leased Premises to the extent that Landlord’s property insurance policies then in force insure against such damage or destruction and permit such waiver and only to the extent of insurance proceeds actually received by Landlord for such damage or destruction. Tenant waives any and all rights of recovery against Landlord for or arising out of damage to, or destruction of any property of Tenant to the extent that Tenant’s property insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction.
8. REPAIRS
     Except for services provided by Landlord, Tenant agrees to maintain in a clean, orderly and sanitary condition and keep in good repair, the interior of the Leased Premises, ordinary wear and tear excepted. Such maintenance and repair shall be at the sole cost of Tenant and shall include but not be limited to the maintenance and repair of floor covering, ceilings and walls, front and rear doors, and all interior glass on the Leased Premises. If Tenant fails to maintain or keep the Leased Premises in good repair and such failure continues for fifteen (15) days after written notice from Landlord, Landlord may perform any such required maintenance and repairs and the reasonable cost thereof shall be additional Rent payable by Tenant within ten (10) days of receipt of any invoice therefor from Landlord.
9. TENANT’S PROPERTY
     Furnishings, trade fixtures, computer and telephone wiring, and moveable equipment, if any, paid for and installed by Tenant, shall be the property of Tenant. On expiration of this Lease, if there is then no Event of Default, Tenant may remove any such property and shall remove any such property if directed by Landlord. Tenant shall repair, or reimburse Landlord for the reasonable cost of repairing, any damage resulting from removal of Tenant’s property. If Tenant fails to remove such property as required under this Lease, or in the event Tenant abandons (as defined in Article 21 of this Lease) the Leased Premises, Tenant shall be deemed to have abandoned all interest in any such property remaining or then in or upon the Leased Premises and Landlord may remove the same as its own property and dispose of such property as it desires without liability to Tenant.
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10. IMPROVEMENTS AND ALTERATIONS BY TENANT
     Tenant may make such additional improvements or alterations to the Leased Premises as it deems necessary or desirable, but only with Landlord’s prior written approval (which approval shall not be unreasonably withheld). Any such improvements or alterations by Tenant shall be at Tenant’s expense and shall be done by a licensed contractor approved by Landlord in conformity with plans and specifications approved by Landlord. If requested by Landlord, Tenant will post a bond or other security reasonably satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant. All work performed shall be done in a good and workmanlike manner, in accordance with applicable law and with materials (where not specifically described in the specifications) of the quality and appearance comparable to those in the Building. Prior to the commencement of any work or delivery of any materials to the Leased Premises, Tenant shall furnish Landlord, for its approval, copies of the following:
     (a) plans and specifications;
     (b) names and addresses of contractors;
     (c) copies of contracts;
     (d) necessary permits; and
     (e) such other items as may be reasonably requested by Landlord to protect itself in connection with the work.
Notwithstanding the foregoing, Landlord’s consent shall not be required for any alteration that satisfies all of the following criteria (a “Minor Alteration”); (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures, and installing carpeting; (b) is not visible from outside the Leased Premises or Building; (c) will not affect the systems or structure of the Building; (d) does not require work to be performed inside the walls or above the ceiling of the Leased Premises; and (e) the total cost of such alteration is less than $15,000. Although Landlord’s consent shall not be required for Minor Alterations, Tenant shall provide Landlord three (3) business days’ prior written notice of its intent to undertake such Minor Alteration, specifying therein the scope of such Minor Alteration.
     Except as provided in Article 9 above, all alterations, fixtures (except unattached, removable trade fixtures) and improvements, including those made or installed in or upon the Leased Premises by or for Tenant, shall immediately become Landlord’s property and, at the end of the Lease Term, shall remain on the Leased Premises without compensation to Tenant.
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11. CASUALTY
     If the Leased Premises or the Building are destroyed or damaged by fire, earthquake or other casualty to the extent that the Leased Premises are untenantable in whole or in part, then Landlord shall, except as provided below, proceed with reasonable diligence to rebuild and restore the Leased Premises or such part thereof as may be destroyed or damaged, and during the period of such rebuilding and restoration, this Lease shall remain in full force and effect, and Rent shall be abated in the same ratio as the square footage in the portion of the Leased Premises rendered untenantable, if any, shall bear to the total square footage in the Leased Premises. If Landlord shall reasonably determine that such destruction or damage cannot be rebuilt and restored within one hundred eighty (180) days of the occurrence, it shall so notify Tenant within sixty (60) days after the occurrence of such damage or destruction. In such event, either Landlord or Tenant may, within twenty (20) days after such notice, terminate this Lease. If neither party terminates this Lease during such twenty (20)-day period, this Lease shall remain in effect and Landlord shall diligently proceed to rebuild and restore the Leased Premises, and Rent shall abate as set forth above. Anything in this Lease to the contrary notwithstanding, in the event the Leased Premises are rendered untenantable due to the fault or neglect of Tenant, its agents, employees, invitees, or licensees, there shall be no abatement of Rent.
12. ASSIGNMENT, LETTING AND SUBLETTING
     A. Tenant, its legal representatives and successors in interest, shall have no right to assign, let or sublet or permit assigning, letting or subletting of this Lease, the Leased Premises or any part thereof, respectively, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and any attempt to do so shall be null and void. Any consent of Landlord, unless specifically stated therein, shall not relieve Tenant from its obligations under this Lease, and a consent by Landlord to any one assignment or subletting shall not constitute a consent to any other or subsequent assignment or subletting. Notwithstanding the foregoing, so long as it is not in default at the time such assignment or subletting is made, Tenant may assign its interest in this Lease or sublet any portion of the Leased Premises without Landlord’s consent to any of the following: (i) any corporation which controls, is controlled by, or under control with Tenant, provided that the net worth of such corporation at the time of the proposed sublease or assignment is equal to or greater than Tenant’s net worth as of the date of this Lease; (ii) any corporation resulting from the merger or consolidation of Tenant, provided that the resulting corporation has a net worth equal to or greater than Tenant’s net worth as of the date of this Lease; or (iii) any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Leased Premises, provided that such person or entity has a net worth equal to or greater than Tenant’s net worth as of the date of this Lease. Although Landlord’s prior consent is not required for Tenant to assign or sublease the Lease to the foregoing persons or entities, (a) Tenant shall give Landlord at least ten (10) business days’ prior written notice of the pending transfer and evidence of the transferee’s net worth such that Landlord can confirm the net worth requirements set forth above, (b) the permitted assignees or subtenants must expressly agree in writing to
14 –      PLAZA TOWER ONE LEASE

assume all of Tenant’s obligations under this Lease and, (c) unless otherwise agreed to by Landlord in writing, Tenant shall not be released from any obligations under this Lease despite any such sublease or assignment.
     B. In addition to any other reasonable basis, Landlord shall be deemed to be reasonably withholding its consent to any assignment, letting or subletting requiring its consent, if Tenant is in default under any of the terms of this Lease at the time Tenant requests Landlord’s consent to a proposed assignment or subletting, or if such assignment, letting or subletting would result in the assignment, leasing or subleasing of the Leased Premises to any party, business or lessee:
     (1) who proposes to conduct a business therein which is not in conformance with the provisions of Article 2 hereof; or
     (2) who is then a lessee, sublessee or otherwise an occupant of the Building if the Landlord has, or will have during the ensuing six (6) months, suitable space for rent in the Building; or
     (3) whose business is of a character which is not, in Landlord’s opinion, consistent with the character of the Building.
     C. In the event that Tenant proposes any assignment of this Lease or sublease of the Leased Premises requiring landlord’s consent, Tenant shall notify Landlord in writing at least thirty (30) days before the date on which such assignment or sublease is to be effective and, as included in such notice, furnish Landlord with (a) the name of the proposed assignee or sublessee (the “Transferee”), (b) a detailed description of the business of the Transferee, (c) financial statements of the Transferee (audited if available), (d) all written agreements governing the sublease, and (e) any other information reasonably requested by Landlord with respect to the assignment, sublease or the Transferee. Landlord shall respond to Tenant’s request for approval or disapproval of the proposed assignment or sublease within fourteen (14) days after Landlord receives Tenant’s request and all documents and information required in the preceding sentence. If Landlord consents to a proposed assignment or sublease of this Lease, the appropriate parties shall enter into an assignment or consent to sublease agreement drafted by Landlord. Consent by Landlord to any assignment or subletting shall not include consent to the assignment or transferring of any lease renewal options, option rights to additional space or the Leased Premises, special privileges or extra services granted to Tenant under this Lease, unless otherwise agreed to by Landlord in writing. In the event of an assignment or sublease, any such options or privileges granted to Tenant shall be void and of no effect.
     D. In the event Tenant makes a request for Landlord’s consent in accordance with subparagraph (C) above, Landlord shall have the right, to be exercised by giving written notice to Tenant within fourteen (14) days after receipt of Tenant’s request to recapture the space described in Tenant’s request, and such recapture notice shall, if given, cancel and terminate this Lease with
15 –      PLAZA TOWER ONE LEASE

respect to the space therein described as of the date stated in Tenant’s notice. If Tenant’s request shall cover all of the Leased Premises, and Landlord shall have exercised its foregoing recapture right, the term of this Lease shall expire and end on the date stated in Tenant’s request as fully and completely as if that date had been herein definitely fixed for the expiration of the term. If, however, this Lease be canceled with respect to less than the entire Leased Premises, the Rent shall be adjusted by Landlord based upon the number of rentable square feet within the Leased Premises so remaining after the “recapture” and such rent shall be reduced accordingly from and after the termination date for said portion, and this Lease as so amended shall continue thereafter in full force and effect. The rent adjustments provided for herein shall be evidenced by an amendment to Lease executed by Landlord and Tenant. If this Lease shall be terminated in the manner aforesaid, either as to the entire Leased Premises or only a portion thereof, to such extent the term of this Lease shall end upon the appropriate effective date of the proposed sublease or assignment as if that date had been originally fixed in this Lease for such expiration, and in the event of a termination affecting less than the entire Leased Premises, Tenant shall surrender such portion of the Leased Premises affected thereby and leave the same in good order and condition. In the event of any termination pursuant to this paragraph, Tenant shall, at its sole cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to that part of this Lease so terminated, and any commission which may be due and owing as a result of any proposed assignment or subletting, whether or not the subject portion of the Leased Premises is “recaptured” pursuant thereto and rented by Landlord to the proposed tenant or any other tenant. If Landlord exercises its recapture right under this paragraph, Landlord shall have the right to enter into a direct lease arrangement with Tenant’s proposed assignee or subtenant upon terms and conditions acceptable to Landlord, which may include those terms negotiated between Tenant and the proposed assignee or subtenant. Notwithstanding anything to the contrary in the foregoing, if Landlord recaptures the Leased Premises or a portion thereof and enters into a direct lease with the proposed assignee or subtenant on the same terms and conditions offered by Tenant to the proposed assignee or subtenant, then Landlord shall be responsible for the payment of any commissions owing as a result of the assignment or subletting.
     E. Tenant shall pay to Landlord fifty percent (50%) of all net profit derived by Tenant from any assignment or subletting. For purposes of the foregoing, “net profit” shall be deemed to be the amount of all rent payable by such assignee or sublessee in any given year of the Lease Term in excess of the Rent payable by Tenant under this Lease during such year less the following verifiable costs and expenses: (i) any improvement allowance or other economic concession paid by Tenant to the assignee/subtenant; (ii) broker’s commissions paid by Tenant with regard to the subletting; (iii) attorneys’ fees incurred by Tenant in connection with the assignment or sublease; (iv) lease takeover payments; (v) costs of advertising the Leased Premises for sublease, and (vi) reasonable costs incurred by Tenant to make improvements to the Leased Premises for the assignee/subtenant to occupy the Leased Premises. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord shall be in cash for its share of any non-cash consideration based upon the fair market value thereof. Tenant shall and hereby agrees that it will furnish to Landlord upon
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request from Landlord a complete statement, certified by an officer or representative of Tenant with authority to do so, setting forth in detail the computation of all net profit derived and to be derived from such assignment or subletting, such computation to be made in accordance with generally accepted accounting principles. Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant relating to any such assignment or subletting, and Landlord shall have the right to make copies thereof. The percentage of Tenant’s profit due Landlord hereunder shall be paid to Landlord within five (5) business days of receipt by Tenant of all payments made from time to time by such assignee or sublessee to Tenant.
     F. Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord, including reasonable attorney’s fees and costs, to prepare and negotiate all documents in connection with any requested sublease or assignment, which fee and costs shall not exceed $1000.00 for any proposed assignment or subletting.
13. LIENS AND INSOLVENCY
     Tenant shall keep the Leased Premises, the Building and the Improved Area free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. If Tenant becomes insolvent or voluntarily or involuntarily bankrupt, or if a receiver, trustee or other liquidating officer is appointed for the business or property of Tenant, Landlord shall have the right and option at any time thereafter to terminate this Lease by notice to Tenant.
14. CONDEMNATION
     If all or any part of the Leased Premises are taken under power of eminent domain or like power, or sold under imminent threat thereof to any public authority or private entity having such power, this Lease shall terminate as to the part of the Leased Premises so taken or sold, effective as of the date possession is required to be delivered to such authority or entity. Rent for the remaining Lease Term shall be reduced in the proportion that the Tenant’s Total Square Footage is reduced by the taking. If a partial taking or sale of the Building or the Leased Premises (i) substantially reduces the area of the Leased Premises resulting in a substantial inability of Tenant to use the Leased Premises for Tenant’s business purposes as determined by Tenant in its reasonable business judgment exercised in good faith, or (ii) renders the Building unviable to Landlord, Tenant, in the case of clause (i), or Landlord, in the case of clause (ii) may terminate this Lease by notice to the other party within thirty (30) days after the terminating party receives a written notice of the portion to be taken or sold, such termination to be effective one-hundred- eighty (180) days thereafter, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically for Tenant’s trade fixtures and relocation costs, provided such awards do not reduce Landlord’s award. Nothing contained herein shall diminish Tenant’s right to deal on its own behalf with the condemning authority.
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15. CONSTRUCTION CONDITIONS [Intentionally omitted]
16. OCCUPANCY
     Tenant acknowledges that the Leased Premises is being leased to Tenant in its “as-is” condition and Tenant agrees that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the condition of the Leased Premises. Notwithstanding the foregoing, Landlord represents that it has not received any written notice from any federal, state, municipal or other governmental agency of any material claim related to the Building or the Building’s material noncompliance with the Americans with Disabilities Act. Landlord further agrees that, prior to the Lease Commencement Date, Landlord shall undertake those repairs to the Leased Premises set forth in Exhibit “C attached hereto. Tenant may use and occupy the Leased Premises beginning fifteen (15) days prior to the Lease Commencement Date for the purpose of completing alterations and installing furniture or equipment in the Leased Premises. During such period, Tenant agrees to observe and perform all the provisions of this Lease except those which require the payment of Rent; provided, however, if Tenant commences business in any part of the Leased Premises prior to commencement of the Lease Term, Tenant shall pay to Landlord rent (“Occupancy Rent”) for each day prior to the Lease Commencement Date, calculated on the basis of the per diem Rent and all other sums which would be due to Landlord from Tenant if the Lease Term had commenced.
17. RULES AND REGULATIONS
     Tenant covenants that Tenant and its agents, employees, invitees, or those claiming under Tenant, will at all times observe, perform and abide by all reasonable rules and regulations promulgated by Landlord, from time to time, as long as such rules and regulations do not conflict with, or unreasonably modify, any provision of this Lease. Landlord’s rules and regulations in effect on the date hereof are attached hereto as Exhibit “F”.
18. PARKING
     Landlord shall provide parking within a seven level structure (1-6 covered) contiguous to the Building. Within said structure, Tenant may lease from Landlord seventeen (17) unreserved and two (2) reserved parking spaces for use by the Tenant at the then-current monthly market rate, to be determined by Landlord in its sole discretion based on the parking charges assessed by other Class A buildings with structured parking in the Denver Tech Center/Greenwood Plaza area. The current monthly market rate for unreserved parking spaces is Fifty-five and no/100 Dollars ($55,00) per space per month. The current monthly market rate for reserved parking spaces is Seventy-five and no/100 Dollars ($75.00) per space per month. Tenant shall pay the foregoing parking charges to Landlord or its designee on the first day of each month of the Lease Term. All present and future parking shall be within such parking areas and not within the street right-of-way. There shall be no on-street parking. Tenant may not lease parking spaces within said structure from anyone other than Landlord. Tenant may not sublease parking spaces within
18 –      PLAZA TOWER ONE LEASE

said structure to anyone other than a subtenant to whom an assignment, letting, or subletting was made pursuant to Article 12 hereof. The number of parking spaces allotted to Tenant under this paragraph has been calculated based on a ratio of 3 parking spaces per 1,000 rentable square feet of the Leased Premises. Therefore, if during the original or renewal term of this Lease the square footage of the Leased Premises should change, the number of parking spaces granted to Tenant shall be modified accordingly.
19. ACCESS
     Landlord or Landlord’s employees, agents or contractors may enter the Leased Premises at reasonable times (and, during normal business hours, upon such advance notice as may be practicable under the circumstances) for the purpose of inspecting, altering or repairing the Leased Premises or other portions of the building and for the purpose of ascertaining compliance by Tenant with the provisions of this Lease. Landlord may also show the Leased Premises to prospective purchasers, renters (only during the last nine (9) months of the Lease Term) or lenders during regular business hours and upon reasonable notice, provided that Landlord shall not unreasonably interfere with Tenant’s business operations or with Tenant’s use and occupancy of the Leased Premises. Landlord shall repair, at Landlord’s expense, any damage to the Leased Premises resulting from the exercise of the foregoing rights by Landlord or Landlord’s employees, agents or contractors.
20. SIGNS
     All signs and symbols placed on the doors or windows or elsewhere about the Leased Premises, or upon any other part of the Building, including building directories, shall be subject to the approval of Landlord. Tenant shall have no right to place signs outside the Building and within the Improved Area. As soon as reasonably possible after the Lease Commencement Date, Landlord shall place Tenant’s name on the main building lobby directory, provide building standard signage in the elevator lobby of the floor on which the Leased Premises are located, and building standard suite signage on or about the entry door to the Leased Premises (the “Initial Signage”). The cost to complete the Initial Signage shall be borne by Landlord. Tenant shall be entitled to place signs within the interior of the Leased Premises without having first obtained Landlord’s approval, provided that such signage is not visible from common areas of the Building, including, but not limited to, elevators and common area corridors. Upon expiration of this Lease, all signs installed by Tenant shall be removed and any damage resulting therefrom shall be promptly repaired, or such removal and repair may be done by Landlord and the cost thereof charged to Tenant as additional Rent hereunder.
21. TENANT’S DEFAULT
     It shall be an “Event of Default” if (i) Tenant fails to pay Rent or any other charge or payment required of Tenant hereunder when due and such failure continues for ten (10) days after written notice thereof to Tenant by Landlord; (ii) Tenant violates or fails to perform any of
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the other conditions, covenants or agreements herein made by Tenant, and such violation or failure continues for fifteen (15) days after written notice thereof to Tenant by Landlord or if such default cannot be cured within fifteen (15) days if Tenant commences to cure the default within the fifteen (15)-day period, but fails to proceed diligently and fully cure the default within thirty (30) days; (iii) Tenant makes a general assignment for the benefit of its creditors or files a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (iv) a proceeding is filed against Tenant seeking any relief mentioned in (iii) above which is not dismissed within thirty (30) days after filing; (v) a trustee, receiver or liquidator is appointed for Tenant or a substantial part of its property; (vi) Tenant’s interest under this Lease is taken upon execution or by other process of law directed against Tenant or shall be subject to any attachment by or on behalf of any creditor of Tenant; (vii) Tenant mortgages, assigns (except as expressly permitted in this Lease) or otherwise encumbers Tenant’s interest under this Lease; or (viii) Tenant abandons the Leased Premises (which shall be defined as failure to occupy the Leased Premises for a period of 30 consecutive days).
     If an Event of Default occurs, Landlord may: (i) without obligation to do so and without releasing Tenant from any obligation under this Lease, make any payment or take any action Landlord may deem necessary or desirable to cure such Event of Default, and the cost thereof shall be reimbursed by Tenant to Landlord within ten (10) days after demand; (ii) terminate this Lease by written notice to Tenant as of the date such notice is given or as of any other date specified in such notice; (iii) with or without terminating this Lease, reenter and take possession of the Leased Premises by legal proceedings; (iv) with or without terminating this Lease, if Tenant has vacated or abandoned the Leased Premises, reenter and take possession of the Leased Premises, or any part thereof, and remove the effects therein without liability for any damages thereto and without being deemed guilty of any manner of trespass and without prejudice to any other remedies of Landlord hereunder; and (v) exercise any other legal remedy, including, without limitation, equitable remedies, on account of such Event of Default. All remedies of Landlord under this Lease shall be cumulative, and the exercise of any of such remedies shall not prevent the concurrent or subsequent exercise of any other remedy.
     Should Landlord elect to reenter or take possession of the Leased Premises pursuant to legal proceedings or otherwise, Landlord may, from time to time, without any obligation to do so and without terminating this Lease, relet the Leased Premises or any part thereof on behalf of Tenant for such term or terms and at such rent or rents, and upon such other terms and conditions, as Landlord may deem advisable in its sole discretion (including, without limitation, giving concessions, free rent, and payment of concessions, but subject to Landlord’s duty to mitigate its damages), with the right to make alterations and repairs to the Leased Premises. No such reentry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of termination is given to Tenant by Landlord, nor shall it preclude Landlord from terminating this Lease at a later time by giving written notice to Tenant.
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     If Landlord elects to take possession without terminating this Lease, then such repossession shall not relieve Tenant of its obligations and liabilities under this Lease, all of which shall survive such repossession. In the event of such repossession, Tenant shall pay to Landlord, as Rent, all Rent which would be payable hereunder if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Leased Premises, after deducting all of Landlord’s expenses in connection with such reletting, and rental concessions. Tenant shall pay such Rent to Landlord on the days on which such Rent would have been payable hereunder if possession had not been retaken.
     If, however, this Lease is terminated by Landlord, Landlord shall be entitled to recover as damages from Tenant, in addition to all other damage suffered by Landlord on account of any Event of Default, the present value of all of the Rent which would have been due for the remainder of the Lease Term had this Lease not been terminated (less the present value of any amounts Tenant proves Landlord has received or will receive from the reletting of the Leased Premises for the remainder of the Term), plus all of Landlord’s costs of reletting the Leased Premises, including repair, alteration, and preparation of the Leased Premises for reletting, brokerage commissions, attorneys’ fees, and rental concessions. Said amount shall be immediately due and payable by Tenant to Landlord. Any amount due to Landlord hereunder may be collected after termination.
22. PERSONAL PROPERTY LIEN [Intentionally omitted]
23. QUIET ENJOYMENT, INABILITY TO PERFORM
     A. If, and so long as, Tenant pays Rent and keeps and performs each and every term, covenant and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Leased Premises without hindrance or molestation by Landlord, subject to the terms, covenants and conditions of this Lease and the Superior Instruments, as defined and provided in Article 35 below.
     B. Landlord shall pay all taxes and assessments so as not to jeopardize Tenant’s use of the Leased Premises. The foregoing notwithstanding, Landlord shall be entitled to contest any tax or assessment which it deems to be improperly levied against the Improved Area or any part thereof, so long as Tenant’s use of the Leased Premises is not interfered with.
     C. Except as provided in this Lease, this Lease and the obligations of Tenant to pay Rent and perform all of the terms, covenants and conditions on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord, due to Unavoidable Delay (as defined below), is (a) unable to fulfill any of its obligations under this Lease, or (b) unable to supply or is delayed in supplying any service expressly or impliedly to be supplied, or (c) unable to make or delayed in making any repairs, replacements, additions, alterations or decorations, or (d) unable to supply or is delayed in supplying any equipment or
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fixtures. Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible.
     “Unavoidable Delay” shall mean any and all delays beyond Landlord’s reasonable control, including without limitation, delay caused by Tenant, governmental restrictions, governmental regulations or controls, undue delays by governmental authorities, order of civil, military, or naval authority, governmental preemption, strikes, labor disputes, lockouts, shortage of labor or materials, inability to obtain materials or reasonable substitutes therefor, default of any contractor or subcontractor, acts of God, fire, earthquake, floods, explosions, actions of the elements, extreme weather conditions, enemy action, civil commotion, riot or insurrection, delays in obtaining governmental permits or approvals and any other cause beyond Landlord’s reasonable control.
24. HOLD OVER TENANCY
     If (without execution of a new lease or written extension) Tenant shall hold over after the expiration of the Lease Term, Tenant may, at Landlord’s election, be deemed to be occupying the Leased Premises as a tenant from month to month, which tenancy may be terminated as provided by law. During such tenancy, Tenant agrees to pay to Landlord one hundred fifty percent (150%) of (i) Tenant’s Pro Rata Share of Operating Costs and (ii) the then current Base Rent, as set forth herein, unless a different rate is agreed upon in writing, and to be bound by all of the terms, covenants and conditions as herein specified, so far as applicable.
25. ATTORNEYS’ FEES
     In the event either party requires the services of any attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of any Rent due under this Lease, or for the breach of any covenant or condition of this Lease, or for the restitution of the Leased Premises to Landlord and/or eviction of Tenant during the Lease Term, or after the expiration thereof, the party prevailing in any such legal action shall be awarded all legal costs and expenses, including, but not limited to, a reasonable sum for attorneys’ fees, whether incurred at trial, on appeal or otherwise.
26. AMENDMENT, WAIVER
     This Lease constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof. No prior agreement or understanding shall be effective. This Lease shall not be amended or modified except in writing by both parties. No covenant or term of this Lease shall be waived except with the express written consent of the waiving party whose forbearance or indulgence in any regard shall not constitute a waiver of such covenant or term. Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment to this Lease.
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27. NOTICES
     All notices required by this Lease shall be in writing, sealed in an envelope and delivered in person, or mailed by U.S. Registered or Certified Mail, return receipt requested, postage prepaid to the address specified below:

If intended for Landlord:	Property Colorado OBJLW One Corporation
c/o ING Clarion Partners
230 Park Avenue — 12th Floor
New York, New York 10169
Attn: Account Manager

with a copy to:	Property Colorado OBJLW One Corporation
c/o ING Clarion Realty Services, LLC
6400 S. Fiddler’s Green Circle, Suite 690
Englewood, Colorado 80111
Attn: General Manager

If intended for Tenant:	LifeLine Therapeutics, Inc.
6400 S. Fiddler’s Green Circle, Suite 1970
Englewood, Colorado 80111 Attn: [tenant to provide]
or to such other address(es) as either party designates by notice, as provided in this paragraph, to the other party, from time to time. Notice shall be effective as of the date delivered in person or the date postmarked, whichever is sooner.
28. BINDING EFFECT, SUCCESSORS AND ASSIGNS, GENDER
     The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises. This document becomes effective and binding only upon the execution and delivery hereof by the proper officers of Landlord and by Tenant. Subject to the provisions in Article 12, this Lease shall be binding upon and inure to the benefit of the parties and their successors and assigns. It is understood and agreed that the terms “Landlord” and “Tenant” and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto.
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29. ADDENDA AND ATTACHMENTS
     The typewritten addenda, exhibits or supplemental provisions, if any, attached or added hereto, are made a part of this Lease by reference and the terms thereof shall control over any inconsistent provisions in the paragraphs of this Lease.
30. LIMITATION OF LANDLORD’S LIABILITY
     The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, or shareholders of Landlord, and Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets of the Landlord for satisfaction of any liability in respect of this Lease and will not seek recourse against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for such satisfaction or for any deficiency judgment should Tenant be unable to satisfy any liability owed to it.
31. LANDLORD’S RESERVED RIGHTS
     Without notice and without liability to Tenant, Landlord shall have the right to:
     (1) Change (i) the name of the Building, and (ii) the street address of the Building if required to do so by an appropriate authority;
     (2) Install and maintain reasonable signs on the exterior of the Building;
     (3) Make reasonable rules and regulations as, in the judgment of Landlord, may from time to time be needed for the safety of the tenants, and the care and cleanliness of the Building and the preservation of good order therein. Tenant shall be notified in writing when each such rule and regulation is promulgated;
     (4) Grant utility easements or other easements to such parties, or replat, subdivide or make such other changes in the legal status of the land underlying the Improved Area, as Landlord deems necessary, provided such grant or changes do not substantially or materially interfere with Tenant’s use of the Leased Premises as intended under this Lease; and
     (5) Sell the Building and assign this Lease to the purchaser (and upon such assignment be released from all of its obligations under this Lease which accrue after such assignment). Tenant agrees to attorn to such purchaser, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure or otherwise and to recognize such person as Landlord under this Lease, as provided more fully in Article 35 below.
24 -      PLAZA TOWER ONE LEASE

32. OFFSET STATEMENT
     Within ten (10) days after request therefor by Landlord, its agents, successors or assigns, Tenant shall deliver, in recordable form, a certificate to any proposed mortgagee or purchaser, or to Landlord, together with a true and correct copy of this Lease, certifying, if applicable (i) this Lease is in full force and effect, without modification, (ii) the amount, if any, of prepaid Rent and security deposit paid by Tenant to Landlord, (iii) that Landlord, as of the date of the certificate, has performed all of its obligations due to be performed under this Lease and that there are no defenses, counterclaims, deductions or offsets outstanding, or other excuses for Tenant’s performance under this Lease, or stating those claimed by Tenant, and (iv) any other fact reasonably requested by Landlord or such proposed mortgagee or purchaser, which does not modify or conflict with Tenant’s rights under this Lease. Tenant’s failure to deliver said statement in time shall be conclusive upon Tenant: (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim defenses or deduction against Rent or Landlord hereunder; and (c) that no more than one month’s Rent has been paid in advance. The foregoing certifications by Tenant shall be set forth on an estoppel certificate in substantially the same form as the one attached hereto as Exhibit “H.”
33. ACCORD AND SATISFACTION
     No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease will give rise to, or support, or constitute an accord and satisfaction, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise), unless Landlord expressly agrees to an accord and satisfaction in a separate writing duly executed by the appropriate persons. Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary. Landlord will be entitled to treat any such payments as being received on account of any item or items or Rent, interest, expenses or damage due in connection herewith in such amounts and in such order as Landlord may determine at its sole option.
34. SEVERABILITY
     The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by law. If any term hereof shall be finally held to be invalid or unenforceable, the parties agree that such term shall be stricken from this Lease, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to or otherwise affect any other term of this Lease, and the unaffected terms hereof shall remain in full force and effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein.
25 -      PLAZA TOWER ONE LEASE

35. SUBORDINATION
     The rights of Tenant hereunder are, and shall be, at the election of any mortgagee, subject and subordinate to the lien of any deeds of trust, mortgages, the encumbrance of any leasehold financing, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Improved Area or the Building, and to all advances made, or hereafter to be made upon the security thereof (herein referred to as the “Superior Instruments”). The foregoing notwithstanding, for any liens or Superior Instruments filed of record after the execution of this Lease, the rights of Tenant under this Lease shall not be subject or subordinated to such liens or Superior Instruments unless the holders thereof execute an agreement in form and substance similar to the Attornment and Nondisturbance Agreement attached hereto as Exhibit “G”. If requested, Tenant agrees to execute whatever reasonable documentation may be required to further effectuate the provisions of this paragraph.
     Tenant agrees to attorn to any purchaser of the Building, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure, in return for and upon delivery to Tenant by such purchaser or mortgagee, as the case may be, of an agreement substantially in the form of the Attornment and Nondisturbance Agreement.
36. TIME
     Time is of the essence hereof.
37. APPLICABLE LAW
     This Lease shall be construed according to the local laws of the State of Colorado, without regard to the principles of conflicts of law, and venue shall be in Arapahoe County, Colorado.
38. BROKER’S INDEMNIFICATION
     As part of the consideration for the granting of this Lease, Tenant represents and warrants to Landlord that no broker or agent negotiated or was instrumental in the negotiation or consummation of this Lease. Tenant agrees to indemnify Landlord against any loss, expense, cost or liability incurred by Landlord as a result of any claims by any broker claiming to have represented Tenant in this transaction.
39. SECURITY DEPOSIT
     The Tenant shall deposit with the Landlord, upon the Lease Commencement Date, the sum of Thirty Thousand One Hundred Forty-four and no/100 Dollars ($30,144.00) as security for the Rent payable hereunder, for the return of the Leased Premises in good order and condition, and for the performance of each and every one of the terms, covenants and conditions herein
26 -      PLAZA TOWER ONE LEASE

stipulated. Said sum shall not be applicable by the Tenant to the payment of Rent or any other charges for which it may become liable under this Lease and such deposit shall in no way relieve Tenant from the faithful and punctual performance of all covenants and conditions hereby imposed upon it. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of rentals or the condition of the Premises at Lease Expiration, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rental or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit lawful money or a cashiers check with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Landlord is not a trustee of the Security Deposit and may use it in ordinary business, transfer it, or assign it, or use it in any combination of such ways. Landlord agrees that at the termination of this Lease, or at the termination of any extension hereof, and provided that the Tenant has complied in all respects with the terms, covenants and conditions herein, that portion of the deposit still held by Landlord shall be returned to Tenant thirty (30) days after the Leased Premises have been vacated in good order and condition. In the event of a sale or leasing of the Building, Landlord shall have the right to transfer the security deposit to its vendee and Landlord shall thereupon be released by Tenant from all liability for the return of the security deposit. In such event, Tenant agrees to look solely to the new landlord for the return of said deposit. The provisions hereof shall apply to every transfer or assignment made of the security deposit to a new landlord. Within thirty (30) days after the beginning of the thirteenth month of the Lease Term, if Tenant has not been in breach of the Lease at any time during the Lease Term, Landlord shall return to Tenant Ten Thousand Thirty-eight and no/100 Dollars ($10,038.00) of the Security Deposit. Within thirty (30) days after the beginning of the twenty-fifth month of the Lease term, if Tenant has not been in breach of the Lease at any time during the Lease Term, Landlord shall return to Tenant an additional Ten Thousand Thirty-eight and no/100 Dollars ($10,038.00) of the Security Deposit.
40. CONFLICTS OF INTEREST
     Conflicts of interest relating to this Lease are strictly prohibited. Except as otherwise expressly provided herein, neither Tenant nor any director, employee or agent of Tenant, shall give to or receive from any director, employee or agent of Landlord any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Tenant nor any director, employee or agent of Tenant shall enter into any business relationship with any director, employee or agent of Landlord or of any affiliate of Landlord), unless such person is acting for and on behalf of Landlord, without prior written notification thereof to Landlord. Any representative(s) authorized by Landlord may audit any and all records of Tenant for the sole purpose of determining whether there has been compliance with this paragraph.
27 -     PLAZA TOWER ONE LEASE

41. TENANT REPRESENTATIONS
     If Tenant is a legal entity, Tenant hereby represents and warrants to Landlord that (i) such entity is duly organized and validly existing under the laws of the State of its formation and is qualified to do business in, and is in good standing under, the laws of the State of Colorado; and (ii) this Lease and all documents executed or to be executed by Tenant in connection herewith and which are to be delivered to Landlord will be duly authorized, executed, and delivered and will be legal, valid, and binding obligations of Tenant, and do not violate any provisions of any agreement or currently existing judicial order to which Tenant is a party or to which it is subject. Further, if requested by Landlord, either prior to or after Landlord’s execution of this Lease, Tenant shall provide Landlord with certified evidence of the foregoing.
42. ENVIRONMENTAL COVENANTS
     A. General Prohibition; Indemnity. Tenant shall not cause or permit any explosives, flammable substances, radioactive materials, asbestos in any form, paint containing lead, materials containing urea formaldehyde, polychlorinated biphenyls, or any other hazardous, toxic, or dangerous substances, wastes, or materials, whether having such characteristics in fact or defined as such under federal, state, or local laws or regulations and any amendments thereto (all such materials and substances being hereinafter referred to as “Hazardous Materials”), to be produced, brought upon, used, stored, treated, released, or disposed of on, in, or about the Leased Premises, provided that Tenant may store and use toner, cleaning fluids, and similar office materials if such storage and usage is (i) permitted by applicable law and (ii) accomplished in strict compliance with such law. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all actions, costs, claims, damages (including without limitation, attorneys’, consultants’, and experts’ fees, court costs, and amount paid in settlement of any claims or actions), fines, forfeitures, or other civil, administrative, or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables, or natural resources), liabilities, or losses arising from a breach of this prohibition by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees, or invitees.
     B. Notice. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge, or disposal of any Hazardous Materials upon, in, or about the Leased Premises; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Leased Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials upon, in, or about or removed from the Leased Premises. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first
28 -      PLAZA TOWER ONE LEASE

receives or sends the same, copies of all claims, reports, complaints, notices, warnings, or asserted violations relating in any way to the Leased Premises, or Tenant’s use or occupancy thereof.
     C. Action by Tenant. In the event that Hazardous Materials are discovered upon, in, or about the Leased Premises which have been brought upon the Leased Premises by Tenant, its agents, employees, contractors or other representatives, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not take any remedial action upon, in, or about the Leased Premises without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto.
     D. Survival. The respective rights and obligations of Landlord and Tenant under this Section shall survive the expiration or earlier termination of this Lease.
     E. Record Keeping. Throughout the term of this Lease, Tenant shall maintain complete and accurate records of all information revealed to Tenant concerning the presence, location, and quantity of any material containing more than one percent (1%) asbestos (“ACM”) or any presumed asbestos containing material (“PACM”) (as hereinafter defined) in the Premises, including but not limited to (i) notices provided by Landlord to Tenant of the presence and/or location of ACM and/or PACM, (ii) notices provided by Tenant to its employees who perform housekeeping activities in areas that may contain ACM and/or PACM, concerning the presence and location of ACM and PACM in the Premises: and (iii) any other notices or information Tenant obtains from any source concerning the presence or location of ACM and/or PACM. The term “PACM” shall mean, as provided in the Occupational Safety and Health Administration regulations at 29 CFR Section 1910.1001 et seq. (“OSHA Regulations”), thermal system insulation, sprayed on or troweled on surfacing material, debris in work areas where such material is present, and asphalt and vinyl flooring material installed no later than 1980. Upon the expiration of the lease term, Tenant shall transfer to Landlord any and all records in its possession that it has kept pursuant to this paragraph. Tenant shall notify its employees who will perform housekeeping activities in areas which contain ACM and/or PACM of the presence and location of ACM and PACM in such areas. Tenant shall post warning signs at each area known to have airborne concentrations of asbestos which exceed, or there is a reasonable possibility that they may exceed, the permissible exposure limits set forth in the OSHA Regulations. Tenant shall affix warning labels to all raw materials, mixtures, scrap, waste, debris, and other products containing asbestos fibers, or to the containers of those materials.
     F. Landlord Representation. Landlord represents to Tenant that it has not received any written notice from any federal, state, municipal, or other governmental agency of any material environmental claim related to the Building or the Building’s material noncompliance with any environmental laws.
29 -      PLAZA TOWER ONE LEASE

43. RELOCATION DURING TERM
     Landlord shall have the right at any time, upon at least thirty (30) days prior written notice to Tenant (the “Relocation Notice”), to relocate Tenant to different premises in the Building (the “Substitute Premises”), provided that the Substitute Premises are similarly located, of approximately the same size and finish as the Leased Premises and provided further that Landlord reimburses Tenant for all reasonable out-of-pocket expenses incurred by Tenant as a result of the relocation. Tenant shall relocate to the Substitute Premises within the time set out in the Relocation Notice. Upon the date Tenant takes possession of the Substitute Premises, the definition of the “Leased Premises” set forth in this Lease shall be deemed to be amended to refer to the Substitute Premises and all other terms and conditions of the Lease shall remain in full force and effect; provided, however, all rental figures and other provisions of the Lease that are calculated or based on a per square foot basis (i.e. Base Rent, Tenant’s Pro Rata Share, etc.) shall be recalculated at the same per square foot rates, as applicable, but based on the actual square footage contained in the Substitute Premises. Tenant agrees to execute any document reasonably required by Landlord to reflect Tenant’s relocation to the Substitute Premises.
44. RELOCATION FROM TEMPORARY SPACE
     Tenant currently occupies space on the seventeenth floor of the Building pursuant to a month-to-month lease. Landlord agrees to reimburse Tenant for its reasonable out-of pocket costs incurred in relocating Tenant’s operations from the seventeenth floor of the Building to the Leased Premises. Landlord shall reimburse such reasonable out-of-pocket costs to Tenant within thirty (30) days after receipt of invoices from Tenant reflecting such costs. All invoices tendered to Landlord for reimbursement shall be submitted by Tenant within thirty (30) days after the Lease Commencement date.
[Signatures on following page.]
30 -       PLAZA TOWER ONE LEASE

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first hereinabove written.

WITNESSES:	LANDLORD:

PROPERTY COLORADO OBJLW ONE CORPORATION, an Oregon corporation

	By:	ING Clarion Partners, LLC,
a New York limited liability company

		By:	/s/ Michael J. Duffy

Michael J. Duffy Its Authorized Signatory

WITNESSES:	TENANT:

LIFELINE THERAPEUTICS, INC.,
a Colorado corporation

	By:	/s/ BRENDA MARCH

		Name:	BRENDA MARCH
		Title:	INTERIM CEO
31 - PLAZA TOWER ONE LEASE

EXHIBIT A

Improved Area
Building
Retail Area
Tower
FIDDLER'S GREEN
FIDDLER'S GREEN CIRCLE
INTERSTATE 25
GARAGE
SOUTH YOSEMITE STREET
TOWER
TERRACE
E. PEAKVIEW AVE.

PLAZA TOWER ONE
SITE PLAN

EXHIBIT A
Improved Area Building Retail Area Tower
FIDDLER’S GREEN
E.PEAKVIEWAVE.
PLAZA TOWER ONE SITE PLAN
39750 043

EXHIBIT “B”
LEASED PREMISES

(See plan attached hereto or incorporated herein by reference)
1- EXHIBIT “B”

PLAZA TOWER ONE

NORTH

19th FLOOR — 5,736 SF

N.T.S. — 8/12/04

KEY PLAN

CLARION

ING CLARION

EXHIBIT “C”
LANDLORD’S REPAIRS
1- EXHIBIT “C”

PLAZA TOWER ONE

Demo 2 walls & relocate 1 electrical outlet
Skim coat & paint corridor walls
Office wall painting

19th FLOOR — 5,736 SF

N.T.S. — 8/12/04

KEY PLAN

CLARION

ING CLARION

LIFELINE THERAPEUTICS
IMPROVEMENTS
1.	Skim coat and paint the main corridor within its suite, per the attached plan.

2.	Skim coat and paint selected office walls per the attached plan.

3.	Demo two walls and relocate one electrical outlet per the attached plan.

EXHIBIT “F”
RULES AND REGULATIONS
     1. The sidewalks, entrances, halls, corridors, elevators and stairways of the Building shall not be obstructed or used as a waiting or lounging place by Tenant, or its agents, servants, employees, invitees, licensees, and visitors.
     2. Landlord reserves the right to refuse admittance to the Building at any time other than between the hours of 6:00 a.m. and 6:00 p.m. weekdays, or 7:00 a.m. to 1:00 p.m. on Saturdays, to any person not producing either a key to the Leased Premises or a pass issued by Landlord. In case of invasion, riot, public excitement or other commotion, Landlord also reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building.
     3. Landlord will furnish each Tenant with two keys to each door lock in the Leased Premises, and Landlord may make a reasonable charge for any additional keys requested by Tenant. No Tenant shall have any keys made for the Leased Premises; nor shall any Tenant alter any lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord. If a lock alteration or installation is made, the new lock must accept the master key for the Building. Each Tenant, upon the expiration or termination of its tenancy, shall deliver to Landlord all keys in such Tenant’s possession for all locks and bolts in the Building.
     4. In order that the Building may be kept in a state of cleanliness, each Tenant shall, during the term of its Lease, permit Landlord’s employees (or Landlord’s agent’s employees) to take care of and clean the Leased Premises, and Tenant shall not employ any person(s) other than Landlord’s employees (or Landlord’s agent’s employees) for such purpose. No tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness of the Leased Premises. Tenant will ensure that before leaving the Leased Premises each day:
(a)	the doors are securely locked; and

(b)	all water faucets and other utilities are shut off (so as to prevent waste or damage).
If Tenant must dispose of crates, boxes, etc., which will not fit into office waste paper baskets, it will be the responsibility of Tenant to dispose of same by removing them from the building or by placing them in designated waste collection receptacles at the delivery dock. In no event shall Tenant place such items for disposal in the public hallways or other common areas of the Building or Improved Area.
1- EXHIBIT “F”

     5. Landlord reserves the right to prescribe the date, time, method and conditions that any personal property, equipment, trade fixtures, merchandise and other similar items shall be delivered to or removed from the Building. No steel safe or other heavy or bulky object shall be delivered to or removed from the Building except by experienced safe men, movers, or riggers approved in writing by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid by Tenant to Landlord, immediately upon demand therefor. For the delivery or receipt of merchandise, only hand-trucks equipped with rubber tires shall be used by Tenant, jobbers or others.
     6. The walls, partitions, skylights, windows, doors, and transoms that reflect or admit light into passageways or into any other part of the Building shall not be covered or obstructed nor have signs or advertisements posted on them by any Tenant.
     7. The toilet rooms, toilets, urinals, wash bowls and water apparatus shall not be used for any purpose other than for those for which they were constructed or installed, and no sweepings, rubbish, chemicals, or other unsuitable substances shall be thrown or placed therein. The expense of any breakage, stoppage or damage resulting from violations of this rule by Tenant or by Tenant’s agents, servants, employees, invitees, licensees, or visitors, shall be borne by Tenant.
     8. No sign, name, placard, advertisement, or notice visible from the exterior of any Leased Premises shall be inscribed, painted or affixed by any Tenant on any window or other part of the Building or Improved Area without the prior written approval of Landlord. A directory containing the names of all tenants of the Building shall be provided by landlord at an appropriate place on the first floor of the Building.
     9. No electronic signaling, telegraphic, or telephonic instruments or devices, or other wires, instruments or devices, shall be installed in connection with any Leased Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld. Such installations, and the boring or cutting of wires, shall be made at the sole cost and expense of Tenant and under the control and direction of Landlord. Landlord retains, in all cases, the right to require:
(a)	the installation and use of such electrical protecting devices that prevent the transmission of excessive currents of electricity into or through the Building;

(b)	the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct; and

(c)	compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by Tenant must be clearly tagged at the distribution boards and junction
2- EXHIBIT “F”

boxes and elsewhere in the Building, with (x) the number of the Leased Premises to which said wires lead, (y) the purpose for which said wires are used, and (z) the name of the company operating same.
     10. Tenant, its agents, servants, and employees shall not:
(a)	go upon the roof of the Building;

(b)	use any additional method not approved in writing by the Landlord of heating or air conditioning the Leased Premises;

(c)	sweep or throw any dirt or other substance from the Leased Premises into any of the halls, corridors, elevators, or stairways of the Building, or onto any part of the Improved Area;

(d)	bring in or keep in or about the Leased Premises any vehicles or animals of any kind;

(e)	install any radio or television antenna or any other device or item on the roof, exterior walls, windows, or window sills of the Building or anywhere in the Improved Area;

(f)	place objects against glass partitions, doors, or windows which would be unsightly from the interior or exterior of the Building;

(g)	place pictures, plants, or any other items on window sills which would interfere with closing of window blinds by the janitors at night;

(h)	use any portion of the Leased Premises: (i) for lodging or sleeping, (ii) for cooking (except that the use by any Tenant of Underwriter’s Laboratory-approved equipment for brewing coffee, tea and similar beverages or the use by Tenant of a similarly-approved microwave oven shall be permitted, provided that such use is in compliance with law), or (iii) for any purpose other than the Permitted Purpose provided for in the Lease; or

(i)	permit the operation of any musical or other sound-producing instruments or devices which may be heard outside the Tenant’s Leased Premises, or which may emit signals which will impair radio or television broadcast or reception from or into the Building.
     11. Tenant shall not store, carry into, or use within Plaza Tower One or in any Leased Premises or permit others to do so:
3- EXHIBIT “F”

(a)	any ether, naphtha, phosphorous, benzol, gasoline, benzine, petroleum, crude or refined earth or coal oils, kerosene or camphene;

(b)	any other flammable, combustible, explosive or illuminating fluid, gas or material of any kind; or

(c)	any other fluid, gas or material of any kind having an offensive odor; or

(d)	any firearm (loaded or unloaded) or any other weapon or ammunition for a weapon.
     12. No canvassing, soliciting, distribution of handbills or other written material, or peddling shall be permitted in the Building or the Improved Area, and Tenant shall cooperate with Landlord in prevention and elimination of same.
     13. Tenant shall give Landlord prompt notice of all accidents to, or defects in, air conditioning equipment, plumbing, electrical facilities, or any part or appurtenances of the Leased Premises.
     14. The Improved Area outside the Building may be used for the enjoyment of Tenant, its agents, servants, and employees without restriction so long as such parties conduct themselves in a manner so as not to disturb others or disturb, destroy, or litter the Improved Area. All parties using the Improved Area shall comply with all applicable governmental laws, ordinances, rules and regulations and all rules and regulations of Arapahoe County.
     15. Tenant personnel and their guests shall observe ‘No Smoking’ signs where posted in Plaza Tower One and refrain from smoking in the Leased Premises, elevator lobbies, elevators, public corridors, building stairwells and restrooms. Smoking is permitted only on the terrace area outside the east end of Level Two.
4- EXHIBIT “F”

EXHIBIT “G”
ATTORNMENT AND NONDISTURBANCE AGREEMENT
     THIS AGREEMENT, made as of                      between                      hereinafter referred to as “Interest Holder” and                     , hereinafter referred to as “Tenant”.
WITNESSETH:
     THAT, WHEREAS, PROPERTY COLORADO OBJLW ONE CORPORATION, an Oregon corporation, hereinafter referred to as “Landlord”, has by Lease executed on                      leased to Tenant for a term of years, commencing on                     , and ending on                     , or upon such postponed date as shall be designated by written endorsement to the Lease, certain portions of the building located in the County of Arapahoe, State of Colorado, such portions being hereinafter called the “Leased Premises”, and the building more particularly described as follows:
     WHEREAS, Interest Holder is the holder of a lien or other interest in the form of a                      and recorded at                      and any amendments, supplements or extensions thereto, hereinafter referred to as the “Encumbrance”; and
     WHEREAS, the encumbered premises under the foregoing Encumbrance are the same premises as, or include the Leased Premises set forth in, the legal description above;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:
     1. Tenant agrees that in the event of any foreclosure or the exercising of any other rights under the Encumbrance, whereby Interest Holder shall cause Landlord to be ousted from possession or assert any right of ownership inconsistent with Tenant’s right under the Lease, at any time and from time to time after commencement of the term of the Lease and prior to the expiration, cancellation or other termination thereof, for any reason, Tenant shall be bound to Interest Holder, the purchaser at a foreclosure sale, any receiver appointed under the Encumbrance, assignment of rents, or court order, or any assignee or successor in interest (all of which are hereinafter referred to as “Transferee”) under all of the terms, covenants, and conditions of the Lease during the remaining term thereof, including any extensions or renewals which may be effected in accordance with any option in the Lease, with the same force and effect as if Transferee were Landlord under the Lease, and Tenant does hereby attorn to Transferee as its Landlord.
1- EXHIBIT “G”

     2. The parties hereto do hereby covenant and agree that the Lease and any modifications and amendments thereto subsequently approved by Interest Holder, and all rights, options, liens or other charges created thereby, are, and shall continue to be, subject and subordinate in all respects to the Encumbrance and the lien created thereby, to any advance made thereunder, to any consolidations, extensions, modifications, or renewals thereof, and to any other mortgage on the Leased Premises held by Interest Holder.
     3. So long as no default exists and no event has occurred which would entitle Landlord to terminate the Lease, Interest Holder agrees that in the event of any foreclosure or the exercising of any other rights under said Encumbrance whereby any such Transferee shall oust Landlord of possession or assert any right of ownership which would, in the absence of this Agreement, be inconsistent with Tenant’s rights under the Lease and prior to the expiration or termination thereof, the Lease shall, in accordance with its terms, remain in full force and effect as a direct Lease between Transferee and Tenant and the possession of Tenant under the Lease shall not be disturbed by any such event. The Transferee shall be entitled to all of the rights and benefits and subject to all of the obligations of the immediately prior landlord under the Lease. If successive rights should be asserted by any or several Transferees separately or in any combination, Tenant shall have the same rights to continue the Lease in effect in each such instance.
     4. In order to effect the provisions of the preceding paragraphs, Interest Holder does hereby grant and demise to Tenant the Leased Premises for a term of years to commence upon the exercise of any right described in the preceding paragraphs.
          Such term of years shall be upon the terms and conditions of the Lease as though the Lease were between Transferee and Tenant.
     5. The provisions of the preceding paragraphs are to be effective and self operating without the execution of any further instruments upon Transferee’s succeeding to the interest of Landlord under the Lease.
     6. This Agreement shall inure to the benefit of and be binding upon Tenant, Interest Holder, Transferee, their successors and assigns.
     7. The effective date of this Agreement is                     , 20     , and the covenants and conditions hereof shall apply from and after said date.
     8. This Agreement shall remain in full force and effect and shall pertain to said Lease now or as hereafter amended or extended.
     9. Neither Interest Holder nor Transferee shall in any way or to any extent (i) be obligated or liable to Tenant for any prior act, omission or default on the part of Landlord under the Lease, or (ii) be obligated or liable to Tenant for any security deposit or other sums deposited
2- EXHIBIT “G”

with Landlord not physically delivered to Interest Holder or Transferee, or (iii) be bound by any previous prepayment of rent for a period greater than one month, unless such modification, amendment or prepayment shall have been expressly authorized in writing by Interest Holder, and Tenant shall have no right to set off assets or counterclaim against Interest Holder or the Transferee for any of the acts or omissions of Landlord referred to in (i), (ii), or (iii) above.
     10. In the event of any act or omission by Landlord under the Lease which would give Tenant the right to terminate the Lease or claim a partial or total eviction, Tenant shall not exercise any such right until (i) it has given notice thereof to Interest Holder, and (ii) Interest Holder, following the giving of such notice, shall have failed to commence or pursue action to remedy such act or omission in the manner set forth in the Lease.
     11. All notices hereunder shall be given in the manner prescribed in the Lease.

TENANT:

By:
Name:
Its:

INTEREST HOLDER:

By:
Name:
Its:

3- EXHIBIT “G”

EXHIBIT I

GREENWOOD PLAZA SOUTH FILING NO. 1

A RESUBDIVISION OF A PORTION OF
"A SUBDIVISION OF SECTION 21, T-5-5, R-67-W
ARAPAHOE COUNTY, COLORADO
Sheet 2 of 2

POINT OF BEGINNING PARCEL 'A'
S 89 34' 45" W 1296.25
SOUTH WABASH STREET
S 00 10' 24" E 648.13
BLOCK 1
- LOT 1 -
TRACT "A"
N 89 35' 10" W 591.52
E. PEAKVIEW AVE.
S 89 35' 10" W 334.74
S 89 35' 10" W 313.43
BLOCK 4
- LOT 1 -
SOUTH YOSEMITE STREET
- LOT 4 -
FIDDLER'S GREEN CIRCLE
S 89 35' 10" W 590.95
TRACT "B"
POINT OF BEGINNING PARCEL 'B'
SOUTH ULSTER STREET
N 00 10' 57" W 1176.39
BLOCK 3
N 00 89 35' E 605.93
BLOCK 2
- LOT 1 -
INTERSTATE 25 (210' R.O.W.)
S 24 26' 30" E 2130.23
- LOT 3 -
NOT A PART OF THIS PLAT
N 00 10' 24" W 413.74
S 89 34' 01" W 413.74
TRACT "C"
FIDDLERS GREEN CIRCLE
TRACT "D"
- LOT 2 -
BLOCK 3
- LOT 1 -
N 00 11' 15" W 588.45
N 89 33' 00" 1142.04
POINT OF BEGINNING PARCEL 'C'
SCALE: 1" = 100'